Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of
Hewitt Series Trust:

In our opinion, the accompanying statement of assets and liabilities, and the related statement of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Hewitt Money Market Fund, the fund comprising Hewitt Series Trust (the “Fund”), at December 31, 2008, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
San Francisco, California
February 20, 2009